Exhibit 99.1

Contact: Marshall Ames Investor Relations Lennar Corporation (305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Record $5.70 Earnings Per Share for Fiscal 2004

Financial Highlights

2004 Fourth Quarter

•	Revenues of $3.6 billion - up 21%

•	Net earnings of $379.7 million - up 34%

•	EPS of $2.29 - up 36%

•	Gross margin % on home sales of 25.6% - up 190 basis points

•	Gross profit on land sales of $13.3 million - down $34.9 million

2004 Fiscal Year

•	Deliveries of 36,204 homes - up 13%

•	Revenues of $10.5 billion - up 18%

•	Net earnings of $945.6 million - up 26%

•	Homebuilding operating earnings of $1.5 billion - up $384.4 million

•	Financial services operating earnings of $112.3 million - down $42.2 million

•	Return on net capital of 22.5%

•	Cash of $1.3 billion

•	Debt to total capital of 33.3%

•	Backlog dollar value of $5.1 billion - up 30%

2005 Goal

•	Fiscal 2005 EPS goal increased to $6.90 from previous goal of $6.60

Miami, December 15, 2004 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its fourth quarter and fiscal year ended November 30, 2004. Fourth quarter net earnings in 2004 were $379.7 million, or $2.29 per share diluted, compared to net earnings of $283.2 million, or $1.69 per share diluted, in 2003. Net earnings for the year ended November 30, 2004 were $945.6 million, or $5.70 per share diluted, compared to net earnings of $751.4 million, or $4.65 per share diluted, in 2003.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We achieved record results for both the fourth quarter and the 2004 fiscal year. Strength in homebuilding and land operations, driven by our focus on the ‘Lennar Process,’ continues to propel our company to achieve these results. Demand for new homes has remained strong, driving company-wide orders up 5% in the fourth quarter even while Florida new orders and community openings lagged demand in the wake of a hyperactive hurricane season.”

Mr. Miller continued, “Our homebuilding operations benefited substantially from our pricing power in land-constrained markets. Controlling an increasing number of homesites in such markets remains a significant competitive advantage for us. As a result, we remain well positioned for future success in those markets and our other strategic markets.”

Mr. Miller concluded, “We have excellent visibility as we enter 2005 and we expect our company to have another record year. In addition to our exceptional position in land-constrained markets, our $5.1 billion backlog, our 823 active communities at year-end and our strong balance sheet liquidity lead us to increase our fiscal 2005 earnings per share goal to $6.90 from our previous goal of $6.60.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2004 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2003

Homebuilding

Revenues from home sales increased 26% in the fourth quarter of 2004 to $3.4 billion from $2.7 billion in 2003. Revenues were higher primarily due to a 12% increase in the number of home deliveries and a 12% increase in the average sales price of homes delivered. New home deliveries increased to 11,716 homes in the fourth quarter of 2004 from 10,456 homes last year. In the fourth quarter of 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price of homes delivered increased to $287,000 in the fourth quarter of 2004 from $255,000 in 2003.

Gross margins on home sales were $860.4 million, or 25.6%, in the fourth quarter of 2004, compared to $631.3 million, or 23.7%, in 2003. Gross margin percentage on home sales increased 190 basis points due to an improvement in the Company’s East and West Regions. This improvement was primarily attributable to pricing power, particularly in the Company’s land-constrained markets, as well as a change in product mix.

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Selling, general and administrative expenses as a percentage of revenues from home sales were 9.6% in the fourth quarter of 2004, compared to 9.9% in 2003.

Revenues and gross margins on land sales totaled $53.4 million and $13.3 million, or 24.9%, respectively, in the fourth quarter of 2004, compared to $136.9 million and $48.2 million, or 35.2%, respectively, in 2003. Equity in earnings from unconsolidated entities was $61.8 million in the fourth quarter of 2004, compared to $37.0 million last year. This improvement resulted from an increase in homes delivered by the Company’s unconsolidated homebuilding joint ventures, as well as an increase in earnings from the Company’s unconsolidated land joint ventures. Management fees and other income, net totaled $11.5 million in the fourth quarter of 2004, compared to $6.3 million in 2003. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $33.7 million in the fourth quarter of 2004, compared to $33.6 million last year, primarily due to an increase in loan originations offset by a more competitive mortgage environment.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the fourth quarter of 2004, compared to 1.2% in 2003.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split.

YEAR ENDED NOVEMBER 30, 2004 COMPARED TO

YEAR ENDED NOVEMBER 30, 2003

Homebuilding

Revenues from home sales increased 19% in the year ended November 30, 2004 to $9.6 billion from $8.0 billion in 2003. Revenues were higher primarily due to a 12% increase in the number of home deliveries and a 6% increase in the average sales price of homes delivered. New home deliveries increased to 35,189 homes in the year ended November 30, 2004 from 31,412 homes last year. In the year ended November 30, 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price of homes delivered increased to $272,000 in the year ended November 30, 2004 from $256,000 in 2003.

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Gross margins on home sales were $2.3 billion, or 23.9%, in the year ended November 30, 2004, compared to $1.9 billion, or 23.1%, in 2003. Margins were positively impacted by an improvement in the Company’s East and West Regions. This improvement was primarily attributable to pricing power, particularly in the Company’s land-constrained markets, as well as a change in product mix. This improvement was partially offset by warranty expense related to the resolution of a dispute.

Selling, general and administrative expenses as a percentage of revenues from home sales were 10.9% in both the year ended November 30, 2004 and 2003.

Revenues and gross margins on land sales totaled $440.8 million and $159.4 million, or 36.2%, respectively, in the year ended November 30, 2004, compared to $308.2 million and $73.3 million, or 23.8%, respectively, in 2003. Margins were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s East and West Regions. Equity in earnings from unconsolidated entities was $90.7 million in the year ended November 30, 2004, compared to $81.9 million last year. This improvement resulted from an increase in homes delivered by the Company’s unconsolidated homebuilding joint ventures. Management fees and other income, net totaled $58.5 million in the year ended November 30, 2004, compared to $21.9 million in 2003. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $112.3 million in the year ended November 30, 2004, compared to $154.5 million last year. The decline in operating earnings was primarily due to a more competitive mortgage environment and a slowdown in refinance activity, which resulted in reduced profitability from the Division’s mortgage and title operations. The decline in operating earnings was partially offset by a $6.5 million gain generated from monetizing the majority of the Division’s alarm monitoring contracts.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in both the year ended November 30, 2004 and 2003.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split.

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Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access and cable television to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” or words or phrases of similar meaning in connection with discussion of anticipated or targeted future operating or financial performance. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, unusual weather or similar conditions, the market and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, prices of materials, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2003 for further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 AM Eastern time on Wednesday, December 15, 2004. The call will be broadcast live on the Internet and can be accessed through the Company’s web site at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 760042 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

	Three Months Ended November 30,		Years Ended November 30,
	2004	2003	2004	2003
Revenues:
Homebuilding	$3,411,089	2,800,863	10,000,632	8,348,645
Financial services	139,658	135,336	504,267	558,974

Total revenues	$3,550,747	2,936,199	10,504,899	8,907,619

Homebuilding operating earnings	$623,918	457,926	1,548,488	1,164,089
Financial services operating earnings	33,706	33,592	112,301	154,453
Corporate general and administrative expenses	47,609	36,609	141,722	111,488

Earnings before provision for income taxes	610,015	454,909	1,519,067	1,207,054

Provision for income taxes	230,281	171,728	573,448	455,663

Net earnings	$379,734	283,181	945,619	751,391

Average shares outstanding:
Basic	155,644	156,662	155,398	147,334
Diluted	167,127	168,936	167,340	163,352

Earnings per share:
Basic	$2.44	1.81	6.09	5.10
Diluted	$2.29	1.69	5.70	4.65

Supplemental information:
Interest incurred (1)	$38,381	31,069	137,921	131,770
EBIT (2):
Earnings before provision for income taxes	$610,015	454,909	1,519,067	1,207,054
Interest	45,022	41,315	134,193	141,347

EBIT	$655,037	496,224	1,653,260	1,348,401

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

	Three Months Ended November 30,		Years Ended November 30,
	2004	2003	2004	2003
Revenues:
Sales of homes	$3,357,688	2,663,942	9,559,847	8,040,470
Sales of land	53,401	136,921	440,785	308,175

Total revenues	3,411,089	2,800,863	10,000,632	8,348,645

Costs and expenses:
Cost of homes sold	2,497,331	2,032,626	7,275,446	6,180,777
Cost of land sold	40,116	88,722	281,409	234,844
Selling, general and administrative	323,003	264,822	1,044,483	872,735

Total costs and expenses	2,860,450	2,386,170	8,601,338	7,288,356

Equity in earnings from unconsolidated entities	61,819	36,959	90,739	81,937
Management fees and other income, net	11,460	6,274	58,455	21,863

Operating earnings	$623,918	457,926	1,548,488	1,164,089

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2004	2003	2004	2003
Deliveries:
East	4,030	3,752	11,323	10,348
Central	3,535	2,953	11,122	9,993
West	4,643	3,957	13,759	11,839

Total	12,208	10,662	36,204	32,180

Of the deliveries listed above, 492 and 1,015 deliveries related to unconsolidated entities for the three months and year ended November 30, 2004, respectively, compared to 206 and 768 deliveries in the same periods last year.

New Orders:
East	2,304	2,587	12,467	11,640
Central	2,813	2,284	11,192	9,696
West	3,043	2,915	14,008	12,187

Total	8,160	7,786	37,667	33,523

Of the new orders listed above, 349 and 1,700 new orders related to unconsolidated entities for the three months and year ended November 30, 2004, respectively, compared to 414 and 1,553 new orders in the same periods last year.

Backlog - Homes:
East			7,327	6,121
Central			2,567	2,416
West			5,652	5,368

Total			15,546	13,905

Of the homes in backlog listed above, 1,585 homes in backlog related to unconsolidated entities at November 30, 2004, compared to 1,226 homes in backlog at November 30, 2003.
Backlog - Dollar Value:
East			$2,177,884	1,526,970
Central			633,703	558,919
West			2,243,686	1,801,411

Total			$5,055,273	3,887,300

Of the dollar value of homes in backlog listed above, $644,839 related to unconsolidated entities at November 30, 2004, compared to $367,855 at November 30, 2003.

Lennar’s market regions consist of homebuilding divisions in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

	November 30,
	2004	2003
Homebuilding debt	$2,021,014	1,552,217
Stockholders’ equity	4,052,972	3,263,774

Total capital	$6,073,986	4,815,991

Homebuilding debt to total capital	33.3%	32.2%